EMPLOYMENT AGREEMENT - CFO

THIS AGREEMENT dated effective the 1st of April 2023 (the "Effective Date").

BETWEEN:

HTO HOLDINGS INC., a company duly incorporated under the laws of Delaware having its principal offices at 8605 Santa Monica Blvd, West Hollywood, CA 90069, United States

(hereinafter referred to as the "HTO")

FUNCTIONAL BRANDS INC., a company duly incorporated under the laws of Delaware having its principal offices at 8605 Santa Monica Blvd, West Hollywood, CA 90069, United States

(hereinafter referred to as the "FBIC")

(HTO and FBIC hereinafter collectively referred to as (the **"Company"**)

AND ITS PARENT COMPANY:

HEMPTOWN ORGANICS CORP., a company duly incorporated under the laws of the province of British Colombia with an address at 1095 West Pender Street Suite 750, Vancouver, BC V6E 2M6

(together, hereinafter referred to as the **"Parent Company")**

OF THE FIRST PART

AND:

TARIQ RAHIM, an individual having an address at 12 Beckett Drive, Brantford, ON N3T 6E5

(hereinafter referred to as "Rahim" or the "CFO")

OF THE SECOND PART

WITNESSES THAT WHEREAS:

A. The Parent Company is incorporated under the laws of British Columbia and carries on the business of growing and extracting specialized industrial hemp products through its subsidiaries; and

B. The Company is incorporated under the laws of Delaware and carries on the business of growing and extracting specialized industrial hemp products through its subsidiaries; and

C. The Company employs Rahim as CFO of the Company under this formal written agreement (the "Agreement").

NOW THEREFORE in consideration of the premises and mutual covenants herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by both parties, the parties hereby covenant and agree with each other as follows:

1. EMPLOYMENT

1.1 Effective Date. This Agreement shall be effective as of April 1, 2023.

1.2 Position and Term. The Company employs the Executive as CFO of the Company. The term of this Agreement is for a period of 12 months commencing on the Effective Date (the "Term"), subject to Section 4.

1.3 Duties and Reporting. The CFO shall report to and be directly responsible to the Chief Executive Officer ("CEO") of the Company. The CFO is responsible for the duties and authorities as set out in Schedule "A", including those duties commonly associated with the position of the CFO. The CFO shall also perform and execute such other duties as may be assigned by the CEO from time to time. The CFO will devote his full time, attention and ability to the business and affairs of the Company and its subsidiaries as required to fulfil the CFO's duties outlined in this agreement and shall not engage in any other work for remuneration without the written consent of the Company. This position is based in Portland, Oregon.

2. COMPENSATION

2.1 Salary. The Company will pay the CFO an annual salary of CAD $270,000 (USD $200,000 at a FX rate of 1.35), paid in bimonthly installments. 'Salary' means the remuneration described in this section (subject to adjustment under Section 2.2 below) and does not include any other payments such as incentives, bonuses, Restricted Stock Units (RSUs), Deferred Share Units (DSUs), stock options, benefits or amounts of a similar nature.

2.2 Review. The CEO, with the involvement and recommendations of any Compensation Committee of the Company, will review the Salary annually and will make adjustment deemed reasonable. These reviews will take into account, but shall not be limited to considering, the CFO's performance, the financial and operating success of the Company in the preceding twelve (12) months and salaries for comparable positions in the marketplace. Such review will take place within 90 days following the fiscal year end of the Company and Salary payable to the CFO hereunder shall thereafter, until the earlier of such determination by the Board or a further written agreement of the parties, be the Salary as so adjusted, without the need for a formal amendment of this Agreement. Except as contemplated in Section 2.1, the Salary shall not be reduced, except with the written consent of the CFO.

2.3 Expenses. The CFO shall be reimbursed by the Company for all out-of-pocket expenses actually, necessarily and properly incurred on behalf of and for the benefit of the Company by the CFO in the discharge of his duties. The CFO agrees that such reimbursements shall be due only after the CFO has rendered an itemized expense account to the Company showing all monies actually expended on behalf of the Company and such other information as may be required and requested by the Company.

2.4 Home Office. Retroactive to the initial agreement dated Jun 24, 2021 and during the term of this Agreement, or until such time as this agreement is terminated under Section 4, the Company will provide USD $150 monthly allowance for phone and internet and home office expense reimbursement in accordance with IRS regulations (i.e. Form 8829).

2.5 Stock Options. In addition to Section 2.4 as part of the initial agreement dated Jun 24, 2021, the CFO will be issued 3,500,000 stock options with an exercise price to be determined at time of issuance by the Company's Board of Directors. Upon termination of the Agreement, the CFO will have up to 3 years to exercise any and all stock options granted to the CFO.

2.6 Restricted Stock Units. In addition to Section 2.5 as part of the initial agreement dated Jun 24, 2021, the CFO will be issued 500,000 company restricted stock units (RSU's) which will be priced and vested after the restricted period, as identified during the IPO process.

2.7 Group Benefits. The CFO shall be enrolled in the Company's group medical benefit plan.

2.8 **Vacation.** The CFO shall be entitled to a three (3) week paid vacation, which will accrue pro rata on a monthly basis, to be taken at such time or times as shall be agreed between the CFO and the Company. Unused vacation, up to three (3) weeks, can be rolled over into the following year.

2.9 **Indemnity**. The Company shall, to the extent permissible under law, indemnify the CFO from and against all actions, claims and demands brought against the CFO by any third party relating to the performance of the CFO's employment, provided that the CFO's actions were in good faith and did not involve gross negligence, criminal activity, breach of fiduciary duty, wilful neglect or any wilful failure to carry out a lawful instruction from the Company.

2.10 **Bonus.** The Company will offer a stock performance bonus based on a set of to-be-determined KPIs, as identified in Schedule B.

ADDITIONAL OBLIGATIONS OF THE CFO

2.11 **Other Permitted Activities.** The CFO will not become an officer and/or director of any other company without the prior written consent of the Company, such consent not to be unreasonably withheld.

3. TERMINATION

3.1 **Resignation.** The CFO may terminate this Agreement at any time by giving the Company a one-month advance written notice, in which event, the CFO shall be entitled to receive unpaid salary and vacation pay earned to the date of termination and payment of any reimbursable expenses but shall not otherwise be entitled to a Severance (as defined below). The Company may waive all or part of such notice and pay compensation in lieu.

3.2 **Termination without Cause.** The Company may terminate this Agreement and the employment of the CFO without Cause (as defined below) at any time by notice in writing stating the last day of employment (the "Termination Date"), in which event the Company shall be obligated to provide the CFO with the compensation set out below (the "Severance"). Severance shall be payable by the fifth day following the Termination Date and shall consist of the following:

(a) The full amount of the installments falling due to the respect of the CFO's Salary through the Termination Date plus the amount of any accrued unpaid vacation pay to the Termination Date, the amount of any expenses reimbursable, and the amount, if any, of any other compensation actually accrued and then payable to the CFO which has not been paid, and

(b) A payment which shall be comprised of

(i) A cash amount equal to one (1) month Salary as in effect as the Termination Date. If the Employment agreement is terminated after December 31, 2021, the CFO will be entitled to two (2) month's salary as severance;

(ii) The Company shall maintain any existing Benefits, including professional dues, but not including disability insurance coverage or prerequisites of employment such as mobile phone, parking, etc. for the CFO on the same terms as while employed until the earlier of the CFO securing comparable alternate benefits with another employer or the expiry of the period for which the CFO is receiving Salary under subsection 3.2 (b) (i.). To the extent the Company is unable to extend any such Benefit coverage for any portion of such period after reasonable efforts to obtain same; the Company shall pay the CFO the amount sufficient to purchase comparable coverages for such time; and

(iii) All of the CFO's unexercised stock options; vested or unvested, shall survive the termination of the Agreement and continue to vest and will remain exercisable for

a period of (3) months following the Termination Date and the expiry date of such options.

The CFO agrees to accept the Severance in full satisfaction of any and all claims the CFO has or may have against the Company for a termination as contemplated hereunder, including the entitlement to reason or contractual notice of termination. The Company shall remain bound by the terms of any stock option or other incentive agreements between the Company and the CFO, as amended by subsection 4.2 (b) (iii).

The Severance shall be subject to all applicable withholdings required by law. In return for the Severance, the CFO shall execute a release in form and content acceptable to the Company, acting responsibly. Of all claims arising upon such termination of employment (other than the CFO's claim for the performance of the other obligations comprising the Severance). If the CFO does not execute such a release, the CFO shall, in lieu of the Severance, be provided with the minimum payments applicable under employment standards legislation.

3.3 **Termination for Cause.** The Company may at any time terminate the employment of the CFO and this Agreement for Cause. Without limiting the generality of the foregoing, "Cause" shall include but not be limited to:

(a) any material act of fraud, breach of fiduciary duty or material dishonesty;

(b) wilful neglect of duties to a material degree following a thirty-day opportunity to cure, after receipt of written notice from the Company detailing such failure;

(c) personal conduct on the CFO's part which is of such a serious and substantial nature that it will substantially injure the reputation of the Company;

(d) if the conduct of the CFO is determined by the Company, which determination shall be made in a bona fide and reasonable manner, to be detrimental to the business of the Company and if the CFO persists in such conduct after being informed of the Company's determination; or

(e) A material act of dishonesty by the CFO in connection with the performance of the CFO duties to the Company.

In such event, the CFO shall not be entitled to any Severance, compensation or notice, but shall be entitled to receive any unpaid Salary and vacation pay earned to the termination date and payment of any reimbursable expenses.

3.4 **Change of Control**. Notwithstanding anything in this agreement, after a change of control, the jurisdiction of this Agreement shall change to the jurisdiction of the new controlling company.

3.5 **Good Reason** Defined as used, herein, means the occurrence of one of the following events without the Executive's express written consent:

(a) (a) A reduction or pay or lack of pay by the Company in the Executive's Salary

(b) (b) The failure by the Company to continue in effect, or a material change in the terms of the Executive's Benefits, including any life, health, accident, disability or similar plan providing welfare benefits or any plan or program of fringe benefits in which the Executive is participating, the effect of which would be to materially reduce the total value, in the aggregate, of the Benefits, or

(c) (c) The Company requiring the Executive to be based anywhere other than the location that the Executive is based as at the time of a Change of Control, except for required travel on the Company's business to an extent substantially consistent with the Executive's business travel obligations in the ordinary course of business immediately prior to the Change of Control.

(d) (d) The Company's inability to make the appropriate payments to acquire the Kirkman business

3.6 **No Mitigation.** The CFO shall not be required to mitigate the amount of any payments provided for in Sections, 4.2 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Part 4 be reduced by any compensation earned by the CFO as the result of employment by another employer.

3.7 **Satisfaction.** The CFO acknowledges and agrees that the payments provided in Section 4.2 of this Agreement are inclusive of any compensation of payments including, but not limited to, benefits, notice and pay in lieu if notice or severance payments to which the CFO may be entitled under any employment legislation or otherwise at law.

3.8 **Right to Deduct.** The Company shall have the right to offset any amounts properly due by the CFO to the Company against any amounts payable by the Company to the CFO under this Agreement.

4. NON-COMPETITION, NON-SOLICITATION, CONFIDENTIALITY AND INTELLECTUAL PROPERTY

4.1 **Non-Competition.** The CFO acknowledges and agrees that for a period of three months following the termination of this Agreement, for any reason whatsoever, shall not, either directly or indirectly, as an agent, employee, or in any other capacity, engage or participate in any business that directly competes with the Company's business and or its subsidiaries' operations.

4.2 **Non-Solicitation of Employees.** The CFO acknowledges and agrees that during the period of his employment with the Company and for a period of twelve (12) months following termination or resignation of employment with the Company for any reason whatsoever, he will not, directly or indirectly, solicit or attempt to induce any officer, employee, contractor, agent or consultant of the Company or any of its subsidiaries or its affiliates or who was such an officer, employee, contractor, agent or consultant within the year preceding the termination of this Agreement, away from employment with the Company or the Company's affiliate, as applicable, whether or not such person would commit a breach of contract by reason of leaving the Company or the affiliate, as applicable.

4.3 **Non-Solicitation of Customers.** The CFO acknowledges and agrees that during the period of his employment with the Company and for a period of twelve (12) months following termination or resignation of employment with the Company for any reason whatsoever, he will not, directly or indirectly, contact or solicit any designated customers or clients of the Company or any of its affiliates for the purpose of selling to the designated customers or clients any products or services which are the same as or substantially similar to, or in any way competitive with, the products or services sold by the Company or any of its affiliates during the CFO's period of employment with the Company or at the end thereof, as the case may be. For the purposes hereof, a "designated customer or client" means a person who was a customer or client of the Company or of any of its affiliates during some part of the CFO's period of employment with the Company/and whom the CFO had direct dealings at any time within the last twelve (12) months of employment.

4.4 **Confidentiality.** The CFO understands, covenants and agrees that, in the performance of the CFO's obligations under this Agreement, the CFO will obtain knowledge of Confidential Information (as hereinafter defined) relating to the business or affairs of the Company or of any of its subsidiary or affiliated companies. The CFO agrees that the CFO shall not, without the prior written consent of the Board, either before or after termination of this Agreement, directly or indirectly, whether as owner, shareholder, director, agent, officer, employee, consultant, independent contractor or in any other capacity whatsoever, of a corporation, partnership or proprietorship:

a) use or disclose any Confidential Information outside of the Company (or any of its subsidiary or affiliated companies) or for any use or purpose other than those of the Company (or any of its subsidiary or affiliated companies);

b) publish any article with respect thereto; or

c) except in providing the Services, remove or aid in the removal from the premises of the Company any Confidential Information or any property or material relating thereto.

4.5 Definition of Confidential Information. In this Agreement, "Confidential Information" means any information or knowledge including, without limitation, any formula, pattern, design, system, program, device, software, plan, budgets, costs, customer information, results of operations, process, know how, research, discovery, strategy, method, idea or compilation of information that: (i) relates to the business or affairs of the Company (or any of its subsidiary or affiliated companies) or to any inventions or results from its or their research and/or development activities; (ii) is private or confidential in that it is not generally known or available to the public; or (iii) gives or would give the Company (or any of its subsidiary or affiliated companies) an opportunity to obtain an advantage over competitors who do not know of or use it.

4.6 Ownership of Documents and Records. All documents, software, records, work papers, notes, memoranda and similar records of or containers of Confidential Information made or compiled by the CFO at any time for the Company or made available to the CFO at any time during his employment by the Company (whether before the effective date of this Agreement or thereafter) including all copies thereof, shall be the property of the Company and belong solely to it, and shall be held by the CFO solely for the benefit of the Company and shall be delivered to the Company by the CFO upon termination of the CFO's employment with the Company or at any other time upon request by the Company.

4.7 Ownership of Rights. The CFO shall during the term of this Agreement disclose promptly to the Company in writing all ideas, inventions, formulas, and discoveries related to the Company's business, whether conceived or developed under direction of the Company or from knowledge and experience gained indirectly from other projects/departments of the Company. The CFO acknowledges that those ideas, inventions, formulas, and discoveries shall be the property of the Company, which shall have the exclusive right to any patents, trademarks, copyrights, licences or any other protection which may be issued thereon, or which may arise with respect thereto. The CFO assigns to the Company all the CFO's right, title and interest in such ideas, inventions and discoveries and all the CFO's right, title and interest in any patent, copyright, trademark, license, or other protection which may be issued, or which may arise with respect thereto. The CFO shall execute and deliver all such instruments as the Company may require establishing and protect its rights of ownership in any patent, copyright, trademark, licence or other protection referred to herein.

4.8 Notification of Claims. The CFO shall promptly notify the Board of any suit, proceeding or other action commenced or taken against the Company or of any fact or circumstances of which the CFO is aware which may reasonably form the basis of any suit, proceeding or action against the Company.

4.9 Compliance with Policies. The CFO acknowledges that the Company maintains certain policies relating to the conduct of employees and relating to other matters. The parties agree that the introduction, administration, amendment, and deletion of those policies is within the sole discretion of the Company, reasonably exercised, and that the CFO shall comply with all such policies in force from time to time. If the Company introduces, amends, or deletes any such policies, such introduction, amendment, or deletion shall not constitute a breach of this Agreement. The CFO shall abide by and carry out all such policies of the Company placed in effect to establish and protect the confidence of Confidential Information.

4.10 Injunctive Relief. The CFO acknowledges that any unauthorized disclosure or use of Confidential Information by the CFO may result in material damages to the Company and consents to the issuance of an injunction or other equitable remedy to prohibit, prevent or enjoin unauthorized disclosure or use of Confidential Information by the CFO.

4.11 Return. The CFO agrees that, upon the termination of his employment, for any reason whatsoever, he shall return to the Company, without reproducing or transmitting them in any manner whatsoever, all documents, drawings sketches, files, reports, notes, copies, media, samples, programs, codes or other

property or material which belong to the Company or which relate to its business or that of its affiliates or any of its clients which are in his possession or under his control, and in addition to the foregoing, the CFO shall return to the Company, upon the termination of his employment, any computer, cellular telephone, credit card, key access or identification card which is the property of the Company and which is in his possession or under his control.

4.12 Voicemail and email. The CFO expressly agrees and acknowledges that the content of voice mail, email and computers or other hardware which is provided to him by the Company in connection with his employment are and shall always remain the exclusive property of the Company, and they shall be always accessible to any authorized representative of the Company.

5. CONFLICT OF INTEREST

5.1 Disclosure of Conflicts of Interest. The CFO shall promptly, fully, and frankly disclose to the Company in writing:

a) the nature and extent of any interest the CFO, or any of his Associates (as hereinafter defined), has or may have, directly or indirectly, in any contract or transaction or proposed contract or transaction of or with the Company.

b) every office the CFO, or any of his Associates, may hold or acquire, and every property the CFO or any of his Associates, may possess or acquire, whereby directly or indirectly a duty or interest might be created in conflict with the interests of the Company or the duties and obligations of the CFO under this Agreement; and

c) the nature and extent of any conflict referred to above.

In this Agreement, the expression "Associate" shall include all those persons and entities that are included within the definition or meaning of "associate" as set forth in section 192(1) of the Business Corporations Act (British Columbia) as amended from time to time, and shall also include the parents, brothers and sisters of the CFO.

5.2 Avoidance of Conflicts of Interest. The CFO shall not enter into any agreement, arrangement or understanding with any other person or entity that would in any way conflict or interfere with this Agreement or the duties and obligations of the CFO under this Agreement or that would otherwise prevent the CFO from performing the Services hereunder, and the CFO hereby represents and warrants that neither he nor any of his Associates has entered into any such agreement, arrangement or understanding.

6. SUCCESSORS OR ASSIGNS

6.1 Successors. This Agreement shall ensure to the benefit of and be binding upon and shall be enforceable by the Company and its successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, amalgamation, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume liability, jointly and severally with the Company for the performance by the Company of its obligations under this Agreement.

6.2 Assignment. The Company shall be entitled to assign this agreement without the CFO's consent to any affiliate of the Company (as defined in the B.C. *Business Corporations Act*) on written notice to the CFO, provided there is no material change to the CFO's terms of employment. The Company shall remain jointly and severally liable to the CFO with such assignee. The CFO shall not be entitled to assign this Agreement or to pledge or grant a security interest in any obligation of the Company to make payment hereunder.

6.3 Benefit Binding. This Agreement shall ensure to the benefit of, shall be binding upon, and shall be enforceable by the CFO's legal representatives, executors, administrator, successors, heirs, distributees, devisees and legatees. If the CFO dies while any amounts are still payable to the CFO under this Agreement, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this

Agreement to such legal representatives, executors, administrator, successors, heirs, distributees, devisees, and legatees or to the CFO's estate.

7. MISCELLANEOUS

7.1 **Applicable Laws.** This Agreement takes effect upon its acceptance and execution by the Company. The validity, interpretation, and performance of this Agreement shall be governed, interpreted, and construed in accordance with the laws of the State of California, without giving effect to the principles of comity or conflicts of laws thereof.

7.2 **Time.** Time shall be of the essence of this Agreement.

7.3 **Consideration.** The parties acknowledge and agree that this Agreement has been executed by each of them in consideration of the mutual premises and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged. The parties waive any and all defenses relating to an alleged failure or lack of consideration in connection with this Agreement. All dollars in this Agreement are Canadian dollars.

7.4 **Stock Exchange Approval.** The obligations of the Company hereunder, including in particular the obligations with respect to the stock options to be issued hereunder, are subject to the rules of any stock exchange upon which the common shares of the Company are listed from time to time.

7.5 **Entire Agreement.** This Agreement represents the entire Agreement between the CFO and the Company concerning the subject matter hereof and supersedes any previous oral or written communications, representations, understandings or agreements with the Company or any officer or agent thereof. This Agreement may only be amended or modified in writing signed by the parties.

7.6 **Notices.** Any notice, acceptance or other document required or permitted hereunder shall be considered and deemed to have been duly given if delivered by hand, emailed, or mailed by postage prepaid and addressed to the party for whom it is intended at the party's address above or to such other address as the party may specify in writing to the other and shall be deemed to have been received if delivered, on the date of delivery, and if mailed as aforesaid, then on the second business day following the date of mailing thereof, provided that if there shall be at the time of mailing or within two business days thereof a strike, slowdown or other labour dispute which might affect delivery of notice by the mails, then the notice shall only be effective if actually delivered.

7.7 **Waiver.** The waiver by the CFO or by the Company of a breach of any provision of this Agreement by the Company or by the CFO shall not operate or be construed as a waiver of any subsequent breach by the Company or by the CFO.

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

HEMPTOWN ORGANICS CORP.

Per: Eric Gripentrog, CEO

SIGNED AND DELIVERED by **TARIQ RAHIM** in the presence of:

Tariq Rahim
Name

12 Beckett Dr., Brantford, ON N3T 6E5
Address

CFO
Occupation

TARIQ RAHIM

SCHEDULE "A"

- ESSENTIAL DUTIES AND RESPONSIBILITIES OF THE CFO ("CFO") -

The CFO primary duties, as CFO of the Company, are detailed below:

- Assume full responsibility for managing the Company's financial functions, including overseeing the accounting team and producing timely and accurate financial reports to the CFO management team.
- Assist the Board and CEO in raising capital in the private and public markets. Be able to speak with authority on the business model and financial model to institutional investors and analysts.
- Represent the Company and future financial performance to financial partners, including financial institutions, investors, auditors, public officials, etc.
- Analyze acquisition targets, joint ventures and strategic investments. Assist in building financial models around each of these relationships and work with legal to craft beneficial contracts
- Develop and lead financial strategy, goals and objectives for fast growing business lines in three subsidiaries.
- Oversee long-term budgetary planning and costs management
- Participate in key decisions pertaining to strategic initiatives, operating model and operational execution
- Prepare and maintain regular financial planning reports; Monthly profit and loss forecast by division (vs. budget); Weekly cash flow forecast
- Assist in establishing yearly objectives and meeting agendas, and selecting and engaging outside consultants (accounting team, auditors, investment advisors)
- Complete analysis of financial results; Develop recommendations (strategic and tactical). Develop and execute analysis of various business initiatives (e.g., new product lines, new formulations, etc.)
- Engage with the CFO Management team re finance, audit, and investment committees around issues, trends, and changes in the operating model(s) and operational delivery
- Oversee cash flow planning and ensure availability of funds as needed. Manage cash flow providing short and long-term cash flow planning.
- Oversee cash, investment, and treasury and asset management effectively
- Develop and utilize forward-looking, predictive models and activity-based financial analyses to provide insight into the organization's operations and business plans
- Coordinate the development and monitoring of budgets
- Participate in corporate policy development as a member of the senior management team
- Engage the finance committee of the board of directors to develop short-, medium-, and long-term financial plans and projections
- Build and oversee remote accounting team to ensure proper maintenance of all accounting systems and function
- Implement and maintain appropriate internal controls and financial procedures
- Coordinate audits and proper filing of tax returns
- Serve as a key point of contact for external auditors; Manage preparation and support of all external audits
- Ensure legal and regulatory compliance regarding all financial functions
- Oversee preparation of month-end, quarter-end, and year-end financial statements
- Review all month-end closing activities including general ledger maintenance, balance sheet reconciliations and corporate/overhead cost allocation

- Enhance and implement financial and accounting systems, processes, tools and control systems
- Serve as final point of escalation for Accounts Receivable/Accounts Payable issues
- Develop and manage accounting staff as needed locally or remotely

SCHEDULE "B"

- BONUS PAYOUT -

The CFO will earn the following bonus based on the Parent Company achieving the following revenue targets. All consolidated revenue figures used below shall only incorporate revenue from entities apart from the Parent Group at the time of execution of this agreement. Revenue from entities acquired or merged after the date of execution of this Agreement will be included in the calculation of Consolidation of Revenue. Revenue captured by Joint Ventures that the Parent Company, or any of its subsidiaries, are party to, shall be included in the calculation of the Consolidated Revenue for the purposes of measured success against the Revenue Targets.

Consolidated Revenue Target (USD)	Functional Brands Inc. Stock Payout (common shares)
Below $10m	500k
$10m	1m
$15m	1.5m
$20m	2m
$25m	2.5m
$30m	3m
$35m	3.5m
$40m	4m